Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT COMPLETES MAJOR ACQUISITION OF KREMERS URBAN PHARMACEUTICALS FOR $1.23 BILLION

•                  Acquisition creates key player in generic drug industry

•                  Strategic expansion, diversifies product portfolio, augments R&D pipeline

Philadelphia, PA — November 27, 2015 — Lannett Company, Inc. (NYSE: LCI) today announced that it has completed the acquisition of Kremers Urban Pharmaceuticals Inc. (KU), the U.S. specialty generic pharmaceuticals subsidiary of global biopharmaceuticals company UCB S.A. (Euronext: UCB).

Lannett has acquired KU from UCB for total consideration of approximately US$1.23 billion, subject to certain adjustments, including a customary working capital adjustment, a deduction of certain reimbursable amounts payable in connection with the financing of the transaction, and a reduction for any indebtedness and unpaid transaction expenses of KU existing at closing.  In connection with the transaction, Lannett issued to UCB US$200 million senior unsecured notes along with 2.5 million warrants, which may be net settled.  UCB will also be eligible to receive contingent payments for Methylphenidate HCI ER when the product’s AB rating is restored.

“We are pleased to complete this transformational transaction that further establishes Lannett as a premier specialty pharmaceutical company,” said Arthur Bedrosian, chief executive officer of Lannett.  “KU is a highly profitable business that extends our size, scale and reach.  With the acquisition, we have expanded and strategically diversified our product portfolio and pipeline, and added complementary research and development expertise.  I thank the leadership teams and employees of both organizations for their continuing dedication and look forward to the opportunities ahead for our combined company.”

Lannett expects to provide updated fiscal 2016 full-year guidance for the combined company in mid-December.

The KU acquisition was financed by a combination of proceeds of a recently completed $1.285 billion debt financing and cash on hand.  In connection with the acquisition, Lannett has entered into a $1.035 billion secured credit facility and issued $250 million of senior unsecured notes (including those issued to UCB), the proceeds of which were used to fund the acquisition and related transaction costs.  The secured credit facility comprises a $910 million term loan facility and a $125 million revolving credit facility, which will be available to Lannett for working capital and other general corporate purposes, such as future acquisitions.

The combined company generated pro-forma revenues of more than $800 million for the 12 months ended June 30, 2015.  KU brings a diversified commercial product portfolio of 18 products; a strong pipeline that includes 11 product applications pending at the FDA, of which five include Paragraph IV certifications, and 17 product candidates in various stages of development, including one 505(b)(2) product opportunity; and a recently inspected 300,000 square foot manufacturing facility in Seymour, Indiana.  In addition, Lannett believes that there is an opportunity for synergies through enhanced efficiencies and economies of scale.

Lannett and UCB intend to continue to look for other potential opportunities for further business collaborations.

Debevoise & Plimpton LLP and Fox Rothschild LLP served as legal advisors to Lannett.  ROTH Capital Partners, LLC served as advisors to Lannett’s Board of Directors.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Any such statement, including, but not limited to, statements regarding the expected benefits of the transaction, Lannett’s ability to successfully develop and commercialize additional pharmaceutical products, Lannett’s ability to achieve anticipated synergies and cost savings, and receiving regulatory approvals, whether expressed or implied, is subject to market and other conditions, and subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the risk factors discussed in Lannett’s annual report on Form 10-K and other documents filed with the SEC from time to time. These forward-looking statements represent Lannett’s judgment as of the date of this news release. Lannett disclaims any intent or obligation to update these forward-looking statements even if new information becomes available, as a result of future events or for any other reason. The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement.

# # #